As filed with the Securities and Exchange Commission on December 12, 2000.
                                                   Registration No.333-50756


                 SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549



                           AMENDMENT NO.1
                                 TO
                              FORM S-3
                    REGISTRATION STATEMENT UNDER
                     THE SECURITIES ACT OF 1933

                     --------------------------

                      GOLDEN STATE BANCORP INC.
       (Exact name of Registrant as specified in its charter)

                              DELAWARE
                   (State or other jurisdiction of
                   incorporation or organization)

                             95-4642135
                (I.R.S. Employer Identification No.)
                         --------------------
                           135 MAIN STREET
                   SAN FRANCISCO, CALIFORNIA 94105
                           (415) 904-1100
(Address, Including Zip Code, and Telephone Number, Including Area Code,
            of Registrant's Principal Executive Offices)
                         --------------------
                     VANESSA L. WASHINGTON, ESQ.
                      GOLDEN STATE BANCORP INC.
                           135 MAIN STREET
                   SAN FRANCISCO, CALIFORNIA 94105
                           (415) 904-1100

      (Name, Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Agent for Service)

                               Copy to:


                     CHRISTIE S. FLANAGAN, ESQ.
                      GOLDEN STATE BANCORP INC.
                           135 MAIN STREET
                   SAN FRANCISCO, CALIFORNIA 94105

                         --------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AT SUCH
   TIME OR TIMES AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                AS THE SELLING STOCKHOLDER SHALL DETERMINE.
                         --------------------


      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         --------------------


      Pursuant to Rule 429 under the Securities Act, this registration statement contains a combined prospectus that also relates to 1,356,323 shares of common stock of the registrant previously registered pursuant to its registration statement on Form S-3 (File No. 333-37322). The filing fee associated with such securities was previously paid with that registration statement. This registration statement constitutes Post-Effective Amendment No. 1 to registration statement on Form S-3 (File No. 333-37322) pursuant to which the total amount of unsold common stock previously registered under registration statement on Form S-3 (File No. 333-37322) may be offered and sold, together with the securities registered hereunder, through the use of the combined prospectus included in this registration statement.



      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




The information in this prospectus supplement is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




           SUBJECT TO COMPLETION DATED, DECEMBER 12, 2000

Prospectus Supplement to Prospectus dated December __, 2000



                      GOLDEN STATE BANCORP INC.

                       Up to 6,000,000 Shares
                            Common Stock
                             -------

      The shares of common stock are being sold by Credit Suisse First Boston Corporation. They are selling the shares in connection with a forward sale transaction with the selling stockholder named in the accompanying prospectus. We will not receive any of the proceeds from the sale of the common stock. Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "GSB." The average of the high and low prices of the common stock as reported on the consolidated tape for New York Stock Exchange listed companies on December 11, 2000 was $27.97 per share.

      The shares of common stock may be offered from time to time for sale in transactions, including block sales, on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. The shares will be sold at market prices prevailing at the time of sale or at prices otherwise negotiated.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.


     The date of this prospectus supplement is December , 2000.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. No one has been authorized to provide you with different information. The shares of common stock are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the documents.


                          TABLE OF CONTENTS

       Prospectus Supplement                    Prospectus

Supplemental Plan of Distribution.S-3  The Company......................3

Legal Matters.....................S-4  Risk Factors.....................4

                                       Use of Proceeds.................11

                                       Description of Common Stock.....11

                                       Selling Stockholder ............12

                                       Plan of Distribution............12

                                       Legal Matters...................15

                                       Experts.........................15

                                       Where You Can Find
                                       More Information................15



                     SUPPLEMENTAL PLAN OF DISTRIBUTION

      The selling stockholder has entered into forward sale contracts with an affiliate of Credit Suisse First Boston Corporation, as purchaser, relating to up to 6,000,000 shares of common stock. In connection with the forward sale contracts, Credit Suisse First Boston Corporation will sell the shares being offered by this prospectus.

      Credit Suisse First Boston Corporation proposes to offer the shares from time to time for sale in transactions (including block sales) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. The shares will be sold at market prices prevailing at the time of sale or at prices otherwise negotiated. In connection with the sale of the shares offered hereby, Credit Suisse First Boston Corporation may receive brokerage commissions not to exceed 0.50% of the sale prices from time to time. Credit Suisse First Boston Corporation may effect such transactions by selling shares of the common stock offered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Credit Suisse First Boston Corporation and/or from purchasers of shares for whom such dealers may act as agents or to whom they may sell as principal. The shares of common stock offered hereby may be sold long or short. If any of the shares are sold short, Credit Suisse First Boston Corporation or the purchaser under the forward sale contracts may use up to 3,000,000 shares of common stock received from the stockholder under the forward sale contracts to settle or close out such short sales.

      We and the selling stockholder have agreed to indemnify Credit Suisse First Boston Corporation and the purchaser under the forward sale contract against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that they may be required to make in that respect.

      We estimate that the total expenses for the offering payable by us will be approximately $88,000.

      From time to time in the ordinary course of their respective businesses, Credit Suisse First Boston Corporation and its affiliates have engaged in and may in the future engage in investment or commercial banking transactions with us or our affiliates. Because more than 10% of the net proceeds of this offering may be paid to an affiliate of Credit Suisse First Boston Corporation, the offering is being conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.


                            LEGAL MATTERS

      Certain legal matters will be passed upon for us by Christie S. Flanagan, Esq., Executive Vice President and General Counsel of Golden State Bancorp. Certain legal matters will be passed upon for the selling stockholder by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for Credit Suisse First Boston Corporation and an affiliate thereof by Davis Polk & Wardwell, New York, New York.




The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


           SUBJECT TO COMPLETION DATED, DECEMBER 12, 2000


PROSPECTUS

                         GOLDEN STATE BANCORP INC.


                              7,356,323 Shares
                                Common Stock
                                  -------

      This prospectus is part of a registration statement that covers 7,356,323 shares of our common stock. These shares may be offered and sold from time to time by the stockholder named in the prospectus (the "selling stockholder"). We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock, which we estimate to be $115,000.

      Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol GSB. The average of the high and low prices of the common stock as reported on the consolidated tape for New York Stock Exchange listed companies on December 11, 2000 was $27.97 per share.


      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON
PAGE 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     --------------------------

      The shares of common stock offered hereby are not savings accounts, deposits or other obligations of any savings bank or non-bank subsidiary of ours and are not insured by the Savings Association Insurance Fund or the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other government agency.





         The date of this prospectus is December ___, 2000.





                          TABLE OF CONTENTS


THE COMPANY.........................................................3

RISK FACTORS........................................................4

USE OF PROCEEDS....................................................11

DESCRIPTION OF COMMON STOCK........................................11

SELLING STOCKHOLDER ...............................................12

PLAN OF DISTRIBUTION...............................................12

LEGAL MATTERS......................................................15

EXPERTS............................................................15

WHERE YOU CAN FIND MORE INFORMATION................................15



      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

      The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

      You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.


                             THE COMPANY

      Golden State Bancorp Inc. is a holding company whose only significant asset is all of the common stock of Golden State Holdings Inc., formerly First Nationwide Holdings Inc., which owns all of the common stock of California Federal Bank, a federal savings bank.

      Golden State Bancorp, through California Federal Bank and its subsidiaries, provides diversified financial services to consumers and small businesses in California and Nevada. Golden State Bancorp's principal businesses consist of:

      o operating retail branches that provide deposit products such as demand, transaction and savings accounts, and investment products such as mutual funds, annuities and insurance;

      o engaging in mortgage banking activities, including originating and purchasing 1-4 unit residential loans for sale to various investors in the secondary market or for retention in its own portfolio, and servicing loans for itself and others; and

      o to a lesser extent, originating and/or purchasing commercial real estate, commercial and consumer loans for investment.

      These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, including Federal Home Loan Bank advances, collections on loans, asset sales and retained earnings.

      California Federal Bank is chartered as a federal stock savings bank under the Home Owners' Loan Act of 1933. It is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, which insures the deposit accounts of California Federal Bank up to applicable limits through the Savings Association Insurance Fund. California Federal Bank is also a member of the Federal Home Loan Bank System. California Federal Bank has three principal subsidiaries:

     o First Nationwide Mortgage Corporation, its mortgage banking subsidiary;

     o Auto One Acceptance Corporation, which primarily engages in indirect sub-prime and prime auto financing activities; and

     o Cal Fed Investments, which offers securities and insurance products to both existing and prospective customers of California Federal Bank.

      Cal Fed Investments is subject to the guidelines established by the Office of Thrift Supervision for broker-dealer subsidiaries of savings associations, and is a member of the National Association of Securities Dealers. In addition, Cal Fed Investments is registered as a broker-dealer with the Securities and Exchange Commission and the Securities Investor Protection Insurance Corporation. Cal Fed Investments receives commission revenue for acting as a broker-dealer on behalf of its customers, but does not maintain funds or securities.

      Golden State Bancorp's revenues are derived from:

      o interest earned on loans and interest received on government and agency securities and mortgage-backed securities;

      o gains on sales of loans and other investments, fees received in connection with loan servicing and securities brokerage; and

      o      other customer service transactions.

       Expenses primarily consist of interest on customer deposit accounts, interest on short-term and long-term borrowings, compensation and benefits, data processing, occupancy and equipment, communications, deposit insurance assessments, advertising and marketing, professional fees and other general administrative expenses.

      As of September 30, 2000, Golden State Bancorp had total assets of $60.6 billion, deposits of $23.2 billion and operated 354 retail branch offices in California and Nevada. Our executive offices are located at 135 Main Street, San Francisco, California 94105 and our telephone number at that address is (415) 904-1100.


                                RISK FACTORS

     CONCENTRATION OF BUSINESS IN CALIFORNIA; EFFECT ON ASSET QUALITY


      California Federal Bank's loan portfolio is concentrated in California. As a result, the financial condition of California Federal Bank will be subject to general economic conditions in California and, in particular, to conditions in the California real estate market. As of December 31, 1999, California Federal Bank had 83% of its loan portfolio secured by real estate located in California. California Federal Bank may find it difficult to originate a sufficient volume of high-quality real estate loans or maintain its asset quality, either of which could negatively impact future performance. In addition, any downturn in the economy generally, and in California in particular, could further reduce real estate values and the volume of loans originated. Real estate values in California could also be affected by earthquakes or other catastrophic events.


SUB-PRIME LENDING


      Through its subsidiary, Auto One Acceptance Corporation, California Federal Bank is engaged indirectly in sub-prime and prime auto financing activities. At September 30, 2000, California Federal Bank's sub-prime auto loan portfolio totaled $880.9 million, or 2.2% of California Federal Bank's total loan portfolio. A loan may be considered sub-prime primarily for one, or both, of two reasons: borrower credit and collateral considerations. Sub-prime borrowers are likely to be relatively weak credits who may be unable to repay their loans. A borrower may be considered a sub-prime credit due to limited income, tarnished credit history (for example, prior bankruptcy or history of delinquent payments on other types of installment credit) or lack of credit history (for example, a relatively young individual who has not yet developed a credit history profile). Sub-prime loans may also have less valuable collateral. Collateral considerations in the sub-prime market primarily result from the financing, in many cases, of used vehicles. Although depreciation also affects new automobiles, the market value of an automobile which is several years old may be more difficult to ascertain than for a new vehicle, since such value will depend on mileage and general condition, which may vary substantially for different vehicles of a similar model year. As a result of these factors, the performance of a sub-prime portfolio may be more susceptible to performance deterioration than a prime portfolio, since the borrowers, being more marginal credits, are likely to be disproportionately affected by economic downturns, and since the collateral, often consisting of older, used vehicles, may be more difficult to value correctly.


INTEREST RATE RISK

      It is expected that California Federal Bank will continue to realize income primarily from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. Loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. It is expected that a substantial majority of California Federal Bank's assets will continue to be indexed to changes in market interest rates and a substantial majority of its liabilities will continue to be short term. Although California Federal Bank's management believes that this fact should mitigate the negative effect of a decline in yield on its assets, there can be no assurance that California Federal Bank's interest rate risk will be minimized or eliminated. Golden State Bancorp also maintains a significant portfolio of mortgage-backed securities which tend to fluctuate in value in rapidly changing interest rate environments. At September 30, 2000, California Federal Bank had $35.4 billion in assets indexed to changes in market rates and $40.4 billion in liabilities maturing or repricing within one year. The lag in implementing repricing terms on California Federal Bank's adjustable rate assets may result in a decline in net interest income in a rising rate environment. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect California Federal Bank's net interest spread, asset quality, loan origination volume and overall results of operations.

MORTGAGE SERVICING RIGHTS

      At September 30, 2000, California Federal Bank held mortgage servicing rights on a 1-4 unit residential loan portfolio with outstanding loan balances totaling approximately $83.0 billion, excluding loans owned by California Federal Bank that are serviced by First Nationwide Mortgage Corporation. California Federal Bank's mortgage servicing rights had a carrying value of $1.5 billion at September 30, 2000. A decline in long-term interest rates generally results in an acceleration in mortgage loan prepayments, and higher than anticipated levels of prepayments generally cause the accelerated amortization of mortgage servicing rights and generally will result in reductions in the market value of the mortgage servicing rights and in California Federal Bank's servicing fee income. There can be no assurances that long-term interest rates will not decline or that the rate of mortgage loan prepayments will not exceed management's estimates, resulting in reductions in net income from accelerated amortization of mortgage servicing rights, reductions in the market value of the mortgage servicing rights and possible impairment of the carrying value of the mortgage servicing rights, or that management will be able to reinvest the cash from mortgage loan prepayments in assets earning yields comparable to the yields on the prepaid mortgages.

COMPETITION

      Golden State Bancorp faces substantial competition for loans and deposits throughout its market areas. Golden State Bancorp competes on a daily basis with commercial banks, other savings institutions, thrift and loans, credit unions, finance companies, retail investment brokerage houses, mortgage banks, money market and mutual funds and other investment alternatives and other financial intermediaries. Golden State Bancorp faces competition throughout its market area from local institutions, which have a large presence in Golden State Bancorp's market areas, as well as from out-of-state financial institutions which have offices in Golden State Bancorp's market areas. Many of these other institutions offer services which Golden State Bancorp does not offer, including trust services. Furthermore, banks with a larger capital base and financial firms not subject to the restrictions imposed by banking regulations have larger lending limits and can therefore serve the needs of larger customers.

REGULATION

      The financial institutions industry is subject to extensive regulation, which materially affects the business of Golden State Bancorp and California Federal Bank. Statutes and regulations to which California Federal Bank and its parent companies are subject may be changed at any time, and the interpretation of these regulations is also subject to change. There can be no assurance that future changes in such regulations or in their interpretation will not adversely affect the business of Golden State Bancorp and California Federal Bank.

UNITARY THRIFT HOLDING COMPANY STATUS

      Golden State Bancorp is a unitary thrift holding company because it owns only one savings association, California Federal Bank. Under prior law, any company, regardless of the nature of the business in which it was engaged, could qualify as a unitary savings and loan holding company. Legislation enacted in 1999 provided that any company engaged in activities not permitted for a financial holding company under the Bank Holding Company Act may no longer qualify as a unitary savings and loan holding company. Existing unitary savings and loan companies engaged in non-financial related activities, such as Golden State Bancorp, are "grandfathered" and may continue to engage in non-financial related activities. However, such rights are not transferable to any other company not otherwise qualified to own or control a savings association.

PROPOSED LEGISLATION

      From time to time, Congress has considered proposed legislation that could substantially alter the regulation of Golden State Bancorp and California Federal Bank. These proposals have included the merger of the two FDIC deposit insurance funds, the merger of the Office of Thrift Supervision with the Office of the Comptroller of the Currency, and the conversion of savings associations like California Federal Bank to national bank charters. We can not determine whether, or in what form, such legislation may eventually be enacted and the possible impact of such changes. Further, there can be no assurance that any legislation that is enacted would contain adequate grandfather rights for Golden State Bancorp and California Federal Bank.

TAX SHARING AGREEMENT; AVAILABILITY OF NET OPERATING LOSS CARRYOVERS

      Prior to the transactions that combined the separate businesses operated by California Federal Bank and Glendale Federal Bank (the "Golden State Acquisition"), California Federal Bank, First Nationwide Holdings and Mafco Holdings Inc. were parties to a tax sharing agreement effective as of January 1, 1994 (the "Tax Sharing Agreement"), pursuant to which:

      (a) California Federal Bank paid to First Nationwide Holdings amounts equal to the income taxes that California Federal Bank would have been required to pay if it were to file a return separately from the affiliated group for which Mafco Holdings was the common parent (the "Mafco Group") and

      (b) First Nationwide Holdings paid to Mafco Holdings amounts equal to the income taxes that First Nationwide Holdings would be required to pay if it were to file a consolidated return on behalf of itself and California Federal Bank separately from the Mafco Group.

      The Tax Sharing Agreement allowed California Federal Bank to take into account, in determining its liability to First Nationwide Holdings, any net operating loss carryovers that it would have been entitled to utilize if it had filed separate returns for each year since the formation of California Federal Bank. Accordingly, pursuant to the Tax Sharing Agreement, the benefits of any net operating loss carryovers generated by California Federal Bank since its formation are retained by California Federal Bank and First Nationwide Holdings.

      In connection with the Golden State Acquisition, for any taxable period after September 11, 1998:

      (a) Golden State Bancorp replaced Mafco Holdings under the Tax Sharing Agreement and assumed all of the rights and obligations of Mafco Holdings under the Tax Sharing Agreement with respect to such taxable periods;

      (b) Golden State Holdings replaced First Nationwide Holdings under the Tax Sharing Agreement and assumed all of the rights and obligations of First Nationwide Holdings under the Tax Sharing Agreement with respect to such taxable periods; and

      (c) California Federal Bank continued to be bound by the Tax Sharing Agreement.

Mafco Holdings continues to be bound for all obligations accruing for taxable periods on or before September 11, 1998.

      As a result of the deconsolidation of California Federal Bank and Golden State Holdings from the Mafco Group due to the Golden State Acquisition, only the amount of net operating losses of California Federal Bank and Golden State Holdings not utilized by the Mafco Group on or before December 31, 1998 are available to offset taxable income of the Golden State Group, as defined below. Similarly, if for any reason California Federal Bank and Golden State Holdings were to deconsolidate from the consolidated group for which Golden State Bancorp is the common parent (the "Golden State Group"), only the amount of the net operating loss carryovers of California Federal Bank and Golden State Holdings, not utilized by the Golden State Group up to the end of the taxable year in which the deconsolidation took place, would be available to offset the taxable income of California Federal Bank and Golden State Holdings subsequent to the date of deconsolidation. It cannot be predicted to what extent the Golden State Group will utilize the net operating loss carryovers of Golden State Holdings and/or California Federal Bank in the future or the amount, if any, of net operating loss carryforwards that Golden State Holdings or California Federal Bank may have upon deconsolidation. The net operating loss carryovers are subject to review and potential disallowance, in whole or in part, by the Internal Revenue Service. Any disallowance of California Federal Bank's net operating loss carryovers may increase the amounts that California Federal Bank would be required to pay to Golden State Holdings under the Tax Sharing Agreement and that Golden State Holdings would be required to pay to the Golden State Group, and would therefore decrease the earnings of California Federal Bank available for distribution.

      Under federal income tax law, Golden State Holdings and California Federal Bank are subject to several liability with respect to the consolidated federal income tax liabilities of the Golden State Group or the Mafco Group for any taxable period during which Golden State Holdings or California Federal Bank is, as the case may be, a member of the Golden State Group or the Mafco Group. Therefore, Golden State Holdings or California Federal Bank may be required to pay the Golden State Group's or the Mafco Group's consolidated federal tax liability notwithstanding prior payments made under the Tax Sharing Agreement by Golden State Holdings or California Federal Bank to Golden State Bancorp or to Mafco Holdings. Golden State Bancorp and Mafco Holdings have agreed, however, under the Tax Sharing Agreement, to indemnify Golden State Holdings and California Federal Bank for any such federal income tax liability (and certain state and local tax liabilities) of Golden State Bancorp or any of its subsidiaries and Mafco Holdings and any of its subsidiaries (other than Golden State Holdings and California Federal Bank) that Golden State Holdings or California Federal Bank is actually required to pay.

TAXATION OF CALIFORNIA FEDERAL BANK


      As a result of the Small Business Job Protection Act of 1996, which provided for the repeal of the Section 593 reserve method of accounting for bad debts by thrift institutions which are treated as large banks, California Federal Bank will generally be required to take into income the balance of its post-1987 bad debt reserves over a six year period beginning in 1996 subject to a two year deferral if certain residential loan tests are satisfied. As of December 31, 1999, California Federal Bank had remaining post-1987 bad debt reserves totaling $81.7 million that are subject to recapture into income, all of which has been provided for in deferred tax liabilities. Consequently, California Federal Bank may be required to make payments to Golden State Holdings under the Tax Sharing Agreement if California Federal Bank has insufficient expenses and losses to offset such income.


      In addition, the Small Business Job Protection Act of 1996 further provided that base year bad debt reserves are not recaptured into income unless certain events occur. The base year reserves are generally the balance of tax bad debt reserves as of December 31, 1987, reduced proportionately for reductions in California Federal Bank's loan portfolio since that date. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," a deferred tax liability has not been recognized for the base year reserves of California Federal Bank. At December 31, 1999, the amount of the base year reserves were approximately $305 million. The amount of unrecognized deferred tax liability at December 31, 1999 was approximately $107 million.

TAX EFFECTS OF DIVIDEND PAYMENTS BY CALIFORNIA FEDERAL BANK

      Dividend distributions made to Golden State Holdings, as the sole owner of California Federal Bank's common stock and its preferred stock, in excess of the greater of California Federal Bank's current or accumulated earnings and profits, as well as certain distributions in dissolution or in redemption of stock, may cause California Federal Bank to recognize a portion of its base year reserves as income. Accordingly, California Federal Bank may be required to make payments to Golden State Holdings under the Tax Sharing Agreement. Likewise, Golden State Holdings may be required to make payments to Golden State Bancorp under the Tax Sharing Agreement if Golden State Holdings has insufficient expenses and losses to offset such income.

RESTRICTIONS ON ABILITY OF SUBSIDIARIES TO PAY DIVIDENDS

      We are a holding company with no significant business operations of our own. Our only significant asset is the common stock of California Federal Bank that we indirectly own. Our only sources of cash to pay dividends and make debt payments are dividends and other distributions from California Federal Bank and in turn from Golden State Holdings.

      The federal thrift laws and regulations of the Office of Thrift Supervision limit California Federal Bank's ability to pay dividends. California Federal Bank generally may not declare dividends or make any other capital distribution if, after the payment of such dividend or other distribution, it would fall within any of the three undercapitalized categories under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act of 1991. Other limitations apply to California Federal Bank's ability to pay dividends, the magnitude of which depends upon current earnings and the extent to which California Federal Bank meets its regulatory capital requirements. In addition, the Home Owners' Loan Act requires every savings association subsidiary of a savings and loan holding company to give the Office of Thrift Supervision at least 30 days' advance notice of any proposed dividends to be made on its stock or else such dividend will be invalid. Further, the Office of Thrift Supervision may prohibit any capital distribution that it determines would constitute an unsafe or unsound practice. The Office of Thrift Supervision may also impose restrictions on the ability of Golden State Bancorp to pay dividends or repurchase stock.

      The terms of the debt instruments under which certain of our subsidiaries have issued debt also impose restrictions that may inhibit the ability of those subsidiaries to declare dividends.

SIGNIFICANT STOCKHOLDERS


      As of October 31, 2000, Ronald O. Perelman, through MacAndrews & Forbes Holdings Inc., indirectly owned 36,949,525 or 27.53% of Golden State Bancorp and Hunter's Glen, a limited partnership controlled by Gerald J. Ford, the Chairman of the Board, Chief Executive Officer and a director of Golden State Bancorp, indirectly owned 13.97% of Golden State Bancorp, in each case, after giving effect to the sale of shares of common stock covered by this prospectus. As a result, MacAndrews & Forbes, through the election of directors or otherwise, may be able to direct and control the policies of Golden State Bancorp and its subsidiaries, including mergers, sales of assets and similar transactions.



                           USE OF PROCEEDS


      We will not receive any proceeds from the sale of the common stock offered by this prospectus.



                   DESCRIPTION OF THE COMMON STOCK

      Shares of our common stock are entitled to share equally in the assets available for distribution upon liquidation, subject to any prior rights of the holders of any series of preferred stock then outstanding. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of assets of Golden State Bancorp legally available for payment, subject to the superior rights of the holders of any series of preferred stock that may be issued. Because Golden State Bancorp is a holding company, the right of Golden State Bancorp to participate in any distribution of the assets of California Federal Bank and subsidiaries through Golden State Holdings is subject to the prior claims of creditors of Golden State Holdings and California Federal Bank and such other subsidiaries. There are various legal limitations on the extent to which California Federal Bank may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, Golden State Bancorp. Each share of our common stock is entitled to one vote, except as to the cumulation of votes in the election of directors. There are no preemptive or other rights to subscribe for any shares.


                         SELLING STOCKHOLDER


      As of October 31, 2000, GSB Investments Corp., 35 East 62nd Street, New York, New York 10021 (the "selling stockholder") owned an aggregate of
42,949,525 shares or 32% of the common stock of Golden State Bancorp.   The
selling stockholder is an indirect wholly-owned subsidiary of MacAndrews &
Forbes.



                        PLAN OF DISTRIBUTION

      Golden State Bancorp is registering the shares of common stock covered by this prospectus for the selling stockholder. As used in this prospectus, "selling stockholder" includes the donees, transferees or others who may later hold the selling stockholder's interests. Pursuant to a registration rights agreement, dated as of September 11, 1998, Golden State Bancorp agreed to register the common stock owned by the selling stockholder and to enter into an agreement to indemnify the selling stockholder against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act of 1933 (the "1933 Act"). Under the registration rights agreement, Golden State Bancorp also agreed to pay the costs and fees of registering the shares of common stock; however, the selling stockholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares of common stock.

      The selling stockholder may sell the common stock being offered hereby in one or more of the following ways at various times:

     o to underwriters for resale to the public or to institutional investors;

     o      directly to institutional investors; or

     o      through agents to the public or to institutional investors.

      The selling stockholder will act independently of Golden State Bancorp in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the common stock on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of the common stock by the selling stockholder may also be effected through the issuance by the selling stockholder or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

      In addition, the selling stockholder may sell some or all of the shares of common stock covered by this prospectus through:

     o a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

     o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

     o ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

     o      privately negotiated transactions.


      The selling stockholder may also enter into hedging transactions. For example, the selling stockholder may:

      o enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholder to close out its short positions;


      o sell common stock short itself and redeliver such shares to close out its short positions;


      o enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

      o loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.


      The selling stockholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. The selling stockholder and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the 1933 Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling stockholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

      In addition to selling its common stock under this prospectus, the selling stockholder may:

      o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the 1933 Act;

      o transfer its common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

      o sell its common stock under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

      o     sell its common stock by any other legally available means.


                            LEGAL MATTERS

      For purposes of this offering, Vanessa L. Washington, Esq., Senior Vice President and Secretary of Golden State Bancorp, is giving an opinion on the validity of the shares of common stock.

                               EXPERTS

      The consolidated financial statements of Golden State Bancorp Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                 WHERE YOU CAN FIND MORE INFORMATION

      Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

      Stock Market. The common stock is traded on the New York Stock Exchange and the Pacific Exchange. Material filed by Golden State Bancorp can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

      We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

      1. Golden State Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999.

      2.    Golden State Bancorp's Proxy Statement dated April 7, 2000.

      3. Golden State Bancorp's Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000.

      You may request free copies of these filings by writing or telephoning us at the following address:

                        135 Main Street
                        San Francisco, California 94105
                        Attention: Shareholder Relations
                        Telephone:  (415) 904-0188
                        Facsimile: (415) 904-1499



                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The expenses relating to the registration of the shares of common stock will be borne by the registrant. Such expenses are estimated to be as follows:



Registration Fee - Securities and Exchange     $ 39,013.92
Commission
Accountant's Fees                              $ 25,000.00

Legal Fees                                     $ 50,000.00

Miscellaneous                                  $    986.08
                                               -------------
Total                                          $115,000.00



Item 15.  Indemnification of Directors and Officers.

      Article FOURTEENTH of the Golden State Bancorp Certificate of Incorporation and Article XII of the Golden State Bancorp Bylaws provide for indemnification of the officers and directors of Golden State Bancorp to the fullest extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

Item 16.  List of Exhibits.

      The Exhibits to this registration statement are listed in the Index to Exhibits on page II-7.

Item 17.  Undertakings.

      The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

            provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Golden State Bancorp pursuant to
            Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      2. That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to
            Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

      5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on December 12, 2000.


                              GOLDEN STATE BANCORP INC.




                              By  /s/ Carl B. Webb
                                  ---------------------------------
                                  Name:  Carl B. Webb
                                  Title: President and Chief
                                         Operating Officer



      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                          Title                Date


             *                     Chairman of the Board,         December 12, 2000
------------------------------     Chief Executive Officer
Gerald J. Ford                     and Director (principal
                                   executive officer)


             *                     Executive Vice President       December 12, 2000
------------------------------     and Chief Financial Officer
Richard H. Terzian                 (principal financial officer)


             *                     Executive Vice President       December 12, 2000
------------------------------     and Controller
Renee Nichols Tucei                (principal accounting officer)


            *                      Director                       December 12, 2000
------------------------------
Paul M. Bass, Jr.


            *                      Director                       December 12, 2000
------------------------------
George W. Bramblett, Jr.


            *                      Director                       December 12, 2000
------------------------------
Brian P. Dempsey


            *                      Director                       December 12, 2000
------------------------------
Howard Gittis


            *                      Director                       December 12, 2000
------------------------------
John F. King


            *                      Director                       December 12, 2000
------------------------------
John F. Kooken


            *                      Director                       December 12, 2000
------------------------------
Gabrielle K. McDonald


            *                      Director                       December 12, 2000
------------------------------
John A. Moran


            *                      Director                       December 12, 2000
------------------------------
Ronald O. Perelman


            *                      Director                       December 12, 2000
------------------------------
B.M. Rankin, Jr.


           *                       Director                       December 12, 2000
------------------------------
Robert Setrakian


           *                       Director                       December 12, 2000
------------------------------
Cora M. Tellez


/s/ Carl B. Webb                   Director, President and        December 12, 2000
------------------------------     Chief Operating Officer
Carl B. Webb


*By:/s/ Christie S. Flanagan       Attorney-in-Fact               December 12, 2000
-----------------------------
Christie S. Flanagan




EXHIBIT INDEX

Exhibit
Number                 Description of Exhibits
-------                -----------------------


1.1 The form of registration agreement will be filed as an exhibit to a current report of the Registrant and incorporated in this registration statement by reference.
4.1 Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibits 3.1 and 3.2 to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1998.)
4.2 By-laws of the Registrant, as amended. (Incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999.)
5.1 Opinion of Vanessa L. Washington, Esq., Senior Vice President and Secretary of Golden State Bancorp.*
23.1        Consent of KPMG LLP.
23.2 Consent of Vanessa L. Washington, Esq., Senior Vice President and Secretary of Golden State Bancorp (included in Exhibit 5.1).*
24.1        Powers of Attorney.*
24.2        Power of Attorney for Ronald O. Perelman.*


-----------------------
*     Previously filed